Exhibit 99.1

NEWS RELEASE

For Immediate Release

CONTACTS:

Investors:	Bernie Hertel, Inovio Pharmaceuticals 858-410-3101 bhertel@inovio.com
Media:	Jeff Richardson, Richardson & Associates 805-491-8313 jeff@richardsonglobalpr.com

Inovio Pharmaceuticals Promotes Niranjan Sardesai to Chief Operating Officer

BLUE BELL, PA — January 4, 2012 — Inovio Pharmaceuticals, Inc. (NYSE Amex: INO), which is revolutionizing vaccines to fight cancers and infectious diseases, announced today that it has promoted Niranjan Y. Sardesai, Ph.D., from Senior Vice President Research and Development to Chief Operating Officer. In his expanded role, Dr. Sardesai will be responsible for corporate and business development for the company in addition to continuing to oversee research and development. Inovio also announced the retirement of Kevin W. Rassas, former Senior Vice President Business Development.

Dr. J. Joseph Kim, President and CEO of Inovio Pharmaceuticals, said, “Niranjan brings to the COO position a strong combination of strategic business, transactional, and technical skills and broad operating experience. He has overseen the integration, development, and growth of Inovio’s pipeline through the advancement of its proprietary technology as well as licensing and M&A efforts. We are pleased to have him assume this broader responsibility to help guide and execute Inovio’s business plan to develop important new vaccines. Kevin played a vital role in the formative years of our predecessor company, VGX Pharmaceuticals, bringing big Pharma management experience to an entrepreneurial environment, and subsequently in advancing Inovio’s key business relationships. We thank him for his contribution and commitment to Inovio and wish him the very best in the future.”

Dr. Sardesai has broad operating and consulting experience in biotechnology and pharmaceuticals. He joined VGX Pharmaceuticals as VP Research and Development in 2006, was promoted to SVP R&D in 2007 and, with the merger of VGX with Inovio in June 2009, became SVP Research & Development of the merged company. Dr. Sardesai is responsible for leading the company’s product development programs in infectious disease and cancer vaccines and vaccine delivery systems. He has secured over $30 million in non-dilutive funding through government and NGO grants/contracts. Under his leadership the company has advanced vaccine programs for cervical dysplasia, HIV, and influenza that are now in Phase I/II clinical studies. He currently serves as the principal investigator on an NIAID funded HVDDT contract for the development of HIV vaccines and an MVI-PATH funded program for the development of malaria vaccines. While at VGX, Dr. Sardesai was instrumental in formulating and directing the company’s development and growth strategy through its mergers with Advisys, Inc. & Inovio Biomedical. He also had direct P&L responsibility for the company’s cGMP contract manufacturing facility prior to its divestiture.

Prior to VGX, Dr. Sardesai was the founder and President of NVision Consulting Inc., a strategy consulting firm focused on entrepreneurial life sciences companies, and he served as Director R&D at Fujirebio Diagnostics, Inc. At Fujirebio, Dr. Sardesai oversaw R&D and expansion of the oncology portfolio. Products developed under his leadership include new-to-the-world tests for mesothelioma (MESOMARK™), bladder cancer and a multi-marker test for ovarian cancer. He has authored over 40 peer-reviewed publications, presented at over 75 invited lectures and presentations, and filed several patents. Dr. Sardesai received a Ph.D. in Chemistry from the California Institute of Technology and an MBA from the Wharton School of the University of Pennsylvania, where he was the recipient of the Shils-Zeidman Award in Entrepreneurship. He completed fellowships at Scripps Research Institute and Massachusetts Institute of Technology. Dr. Sardesai received his bachelors and masters in Chemistry from the Indian Institute of Technology, Bombay.

About Inovio Pharmaceuticals, Inc.

Inovio is developing its revolutionary vaccines to extend the profound medical benefits of the 20th century’s immune-system-stimulating vaccines by preventing and treating today’s cancers and challenging infectious diseases. Its SynCon® vaccines are designed to provide universal cross-strain protection against known as well as newly emergent unmatched strains of pathogens such as influenza. These synthetic vaccines, in combination with Inovio’s proprietary electroporation delivery, have been shown in humans to generate best-in-class immune responses with a favorable safety profile. Inovio’s clinical programs include Phase II studies for cervical dysplasia, leukemia and hepatitis C virus and Phase I studies for influenza and HIV. Partners and collaborators include the University of Pennsylvania, Merck, ChronTech, National Cancer Institute, U.S. Military HIV Research Program, NIH, HIV Vaccines Trial Network, University of Southampton, US Dept. of Homeland Security and PATH Malaria Vaccine Initiative. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and synthetic vaccines and our capital resources. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable synthetic vaccines, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, our Form 10-Q for the quarter ended September 30, 2011, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.